                                                                    EXHIBIT 99.1

US Oncology, Inc.                                                  News Release
16825 Northchase Drive, Suite 1300
Houston, Texas 77060
www.usoncology.com

Contacts:
Bruce Broussard                                    Steve Sievert
Investor Relations                                 Public Relations
832.601.6103                                       832.601.6193
bruce.broussard@usoncology.com                     steve.sievert@usoncology.com

          US Oncology Reports Financial Results for First Quarter 2004

      HOUSTON, April 29, 2004 - US Oncology, Inc. (Nasdaq: USON) today reported results for the 2004 first quarter.

      The company recorded year-over-year increases in net operating revenue, earnings per share and net income for the first quarter 2004. The table below provides a review of first quarter results, along with applicable comparisons:

                                        ($ in millions, except per share amounts)
                                  Q1 2004     Q1 2003    % Change    Q4 2003     % Change
                                  -------     -------    --------    -------     --------
Net Operating Revenue/(1)/         $662.6     $ 574.1       15.4%    $ 657.3         0.8%

Revenue                             525.0       447.2       17.4%      518.0         1.3%

Net income                           20.1        16.3       23.8%       18.9         6.5%

EPS                                  0.23        0.17       30.8%       0.21         5.6%

EBITDA/(2)/                        $ 56.1     $  50.2       11.8%    $  54.7         2.4%

--------------------------
/(1)/ See Key Operating Statistics for calculations.
/(2)/ EBITDA excludes a net gain of $0.1 million for the fourth quarter of 2003.

         US Oncology highlights for the first quarter of 2004 are detailed below:

     . US Oncology's EBITDA/(3)/ for the first quarter was $56.1 million, compared to $54.7 million for the fourth quarter of 2003 and $50.2 million in the first quarter of 2003.

     . The company's percentage of Field EBITDA/(3)/ for the first quarter was 33 percent, compared to its percentage of Field EBITDA of 34 percent for both the fourth quarter and first quarter of 2003.

     . The company's affiliated practices' accounts receivable days outstanding were 47 at the end of the first quarter, compared to 46 at the end of 2003 and 50 at the end of the first quarter of 2003.

     . 16.3 percent of US Oncology's first quarter revenue was generated by practices on the net revenue model as of the end of the first quarter.

     . The company generated operating cash flow for the first quarter of 2004 of $43.5 million compared to $45.5 million for the fourth quarter of 2003. During the first quarter of 2003, operating cash flow was a net use of $1.1 million due to advance purchases of pharmaceuticals during the first quarter of 2003. As of April 26, 2004, US Oncology had approximately $183.0 million in cash and cash equivalents.

     . The company reduced its corporate general and administrative expenses to $12.7 million for the first quarter of 2004, a decrease of 18.6 percent from the first quarter of 2003, as a result of a reduction in force during 2003 and other cost reduction measures.

Medical Oncology Services

         First quarter medical oncology services net operating revenue was $562.7 million, a year-over-year increase of 17.1 percent and a decrease of 0.6 percent from the fourth quarter of 2003. The company's medical oncology services revenue during the first quarter of 2004 was $450.9 million, a year-over-year increase of 18.7 percent and an increase of 0.8 percent from the fourth quarter of 2003. Same practice medical oncology visits during the first quarter of 2004 increased by 0.6 percent over the same period in the prior year and decreased by
4.3 percent from the fourth quarter of 2003. The year-to-year increase is credited to growth in pharmaceutical revenue and the addition of medical oncologists, partially offset by the reduction in medical oncology visits from the fourth quarter.

---------------------
/(3)/ See Reconciliation of Selected Financial Data for calculations.

         Pharmaceutical expenses as a percentage of net operating revenue increased to 46.7 percent for the first quarter of 2004, up from 43.0 percent for the first quarter of 2003. This increase is mainly attributable to pharmaceutical and service line revenue increasing as a percentage of total revenue. Medical oncology services income from operations during the first quarter of 2004 was $47.2 million, a decrease of 11.4 percent from the fourth quarter of 2003 and 0.2 percent increase over the first quarter of 2003. The decrease in income from operations compared to the fourth quarter of 2003 is attributable to the decrease in visits, as well as an increase in pharmaceutical costs as a result of the recognition by the company in the fourth quarter of certain performance based rebates.

         During the first quarter of 2004, the company affiliated with two practices comprising 3 physicians under its pharmaceutical service line model. In addition, since March 31, 2004, the company has affiliated with three practices comprising 8 physicians under the pharmaceutical service line model. Included in these affiliations during 2004 are the company's first market entries in Montana, Tennessee and Idaho.

Cancer Center Services

         The Cancer Center Services segment of the company experienced growth in the first quarter. Net operating revenue for the first quarter of 2004 was $87.8 million, an increase of 10.8 percent over the first quarter of 2003 and 16.2 percent over the fourth quarter of 2003. Company revenue in the segment for the first quarter of 2004 was $61.0 million, an increase of 12.4 percent over the first quarter of 2003 and 11.2 percent over the fourth quarter of 2003. These increases were due to four additional cancer centers in operation at the end of the first quarter of 2003, as well as expansion of patient-care options, such as intensity modulated radiation therapy (IMRT), positron emission tomography (PET) and computerized tomography (CT), at many existing sites.

         For the first quarter of 2004, cancer center services segment EBITDA was $21.1 million, an increase of 22.0 percent over the first quarter of 2003 and 32.2 percent over the fourth quarter of 2003. Income from operations in the segment increased to $13.3 million for the first quarter of 2004, compared to $11.5 million for the first quarter of 2003 and $8.5 million for the fourth quarter of 2003.

         The increases in EBITDA and net income are attributable to increased revenues, exiting certain markets and increases in same facility treatments. For the first quarter of 2004, radiation treatments per day increased to 2,571 from the fourth quarter of 2003 treatments per day of 2,443, an increase of 5.2 percent. Radiation treatments per day for the first quarter of 2003 were 2,628. Same facility radiation treatments per day were 2,470 during the first quarter of 2004, a decrease of 0.8 percent from the first quarter of 2003. PET scans increased from 4,154 in the first quarter of 2003 to 6,581 in the first quarter of 2004, an increase of 58.4 percent.

         The company currently has 11 cancer centers and four PET systems in various stages of development for network practices.

Update on Merger Transaction

         On March 20, 2004, US Oncology Holdings, Inc. ("Holdings") (which was formerly known as Oiler Holding Corp.) and its wholly owned subsidiary, Oiler Acquisition Corp., entered into a merger agreement with US Oncology, Inc., pursuant to which Oiler Acquisition Corp. will be merged with and into US Oncology, Inc., with US Oncology, Inc. continuing as the surviving corporation. If the transaction is consummated, US Oncology, Inc. would become a private company owned by Holdings. Members of senior management of the company, including its Chairman and CEO, will continue as employees of the private entity, participate in the merger by purchasing equity securities in Holdings and be awarded equity securities in Holdings. Both Holdings and Oiler Acquisition Corp. are Delaware corporations that were formed by Welsh, Carson, Anderson & Stowe IX, L.P. ("Welsh Carson") for the purpose of completing the merger and related financing transactions. Currently, Welsh Carson directly owns approximately 14.5% of the company's outstanding common stock and, together with its co-investors and the directors and executive officers of US Oncology that participate in the merger, would own all the capital stock of Holdings when and if the merger is consummated.

         If the merger is completed, each issued and outstanding share of US Oncology common stock (other than shares owned by Welsh Carson, its co-investors and directors and executive officers of US Oncology that participate in the merger) will be converted into the right to receive $15.05 in cash, subject to the rights of dissenting stockholders who exercise and perfect their appraisal rights under Delaware law. Each outstanding option for US Oncology common stock will be canceled in exchange for (1) the excess, if any, of $15.05 over the per share exercise price of the option multiplied by (2) the number of shares of common stock subject to the option, net of any applicable withholding taxes. Outstanding rights to receive shares of common stock under existing delayed stock delivery agreements between US Oncology and certain physicians will be canceled in exchange for an amount in cash equal to (1) $15.05 multiplied by (2) the number of shares of common stock otherwise issuable under the delayed stock delivery agreements on the scheduled delivery dates, net of any applicable withholding taxes.

         US Oncology's Board of Directors approved the merger following the unanimous recommendation of a special committee composed of independent directors Boone Powell, Jr., Burton S. Schwartz, M.D. and Vicki H. Hitzhusen. The special committee and the Board received an opinion from Merrill Lynch & Co. as to the fairness, from a financial point of view, of the consideration to be received by US Oncology stockholders (other than Welsh Carson, its affiliates and members of US Oncology's board or management that participate in the merger) in the merger transaction.

         The closing of the merger is subject to various conditions contained in the merger agreement, including the approval by the holders of a majority of US Oncology's shares held by stockholders other than Welsh Carson, its co-investors and members of US Oncology's board or management that participate in the merger, in addition to majority stockholder approval statutorily required for a merger. Additional conditions include the closing of financing arrangements as set forth in bank commitment letters that have been received by Holdings, the tender of not less than a majority of the aggregate principal amount of US Oncology's outstanding 9 5/8% Senior Subordinated Notes due 2012, the expiration of the applicable waiting period under the Hart-Scott-Rodino Act and other customary conditions.

         As we have previously disclosed, several lawsuits naming the company and each of its directors as defendants have been filed in connection with the proposed merger. The company believes these suits are without merit and intends to vigorously defend itself.

         We have filed preliminary proxy materials with the SEC. Once the SEC has given clearance to these proxy materials, they will be sent to stockholders in connection with a special meeting called in connection with the merger. We have also filed under the Hart-Scott-Rodino Act. Depending on clearance of regulatory authorities and the satisfaction of other conditions precedent to the merger, we anticipate holding a meeting of stockholders to vote on the merger in late June or early July 2004.

Financial Exhibits

         Exhibits - including key operating statistics, financial statements, reconciliation of selected financial data and financial discussion - are included in this news release.

Conference Call

         US Oncology will host a conference call for investors Thursday, April 29 at 9 a.m., CDT. Investors are invited to access the call at 1-877-615-1716 and reference password "US Oncology." The conference call also can be accessed via Web cast. Details of the Web cast are available at www.usoncology.com under the Investor Relations link.

         A replay of the conference call will be available through May 10 at 1-800-642-1687. The access code for the replay is 6871394.

About US Oncology, Inc.

         US Oncology, headquartered in Houston, Texas, is America's premier cancer-care services company. The company provides comprehensive services to a network of affiliated practices comprising more than 875 affiliated physicians in over 470 sites, including 80 integrated cancer centers, in 32 states.

         US Oncology's mission is to enhance access to high-quality cancer care in America. The company's strategies to accomplish this mission include: (a) helping practices lower their pharmaceutical and administration costs, (b) providing the capital and expertise to expand and diversify into radiation oncology and diagnostic radiology, (c) providing sophisticated management services to enhance profitability, and (d) providing access to and managing clinical research trials. In addition, the company assists practices in negotiations with private payors, in implementing programs to enhance efficiencies with respect to drugs and in expanding service offerings such as positron emission tomography and intensity modulated radiation therapy.

This news release contains forward-looking statements, including statements that include the words "believes," "expects," "anticipates," "estimates," "intends," "plans," "projects," or similar expressions and statements regarding our prospects. All statements other than statements of historical fact included in this news release are forward-looking statements. Although the company believes that the expectations reflected in such statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such expectations are subject to risks and uncertainties, including the possibility that the merger may not occur due to the failure of the parties to satisfy the conditions in the merger agreement, such as the inability of Holdings to obtain financing, the failure of US Oncology to obtain stockholder approval or the occurrence of events that would have a material adverse effect on US Oncology as described in the merger agreement. Additional risks and uncertainties relating to the company's operations include recent legislation relating to prescription drug reimbursement under Medicare, including the way in which such legislation is implemented with respect to modifications in practice expense reimbursement, calculation of average sales price, implementation of third-party vendor programs and other matters, the impact of the recent legislation on other aspects of our business (such as private payor reimbursement, the company's ability to obtain favorable pharmaceutical pricing, the ability of practices to continue offering chemotherapy services to Medicare patients or maintaining existing practice sites, physician response to the legislation, including with respect to retirement or choice of practice setting, development activities, and the possibility of additional impairments of assets, including management services agreements), reimbursement for pharmaceutical products generally, our ability to maintain good relationships with existing practices, expansion into new markets and development of existing markets, our ability to complete cancer centers and PET facilities currently in development, our ability to recover the costs of our investments in cancer centers, our ability to complete negotiations and enter into agreements with practices currently negotiating with us, reimbursement for health-care services, continued efforts by payors to lower their costs, government regulation and enforcement, continued relationships with pharmaceutical companies and other vendors, changes in cancer therapy or the manner in which care is delivered, drug utilization, increases in the cost of providing cancer treatment services and the operations of the company's affiliated physician practices. Please refer to the company's filings with the SEC, including its Annual Report on Form 10-K for 2003, as amended, and subsequent filings, for a more extensive discussion of factors that could cause actual results to differ materially from the company's expectations.

                                US ONCOLOGY, INC.
                                    Exhibit 1
                            Key Operating Statistics
                                 ($ in millions)
                                   (unaudited)

                                                                  Q1 2004     Q1 2003       % Change
                                                                  -------     -------       --------
              Net operating revenue                               $  662.6    $  574.1         15.4%
              Amounts retained by affiliated practices              (137.6)     (126.9)         8.5%
                                                                  --------    -------         -----
              Revenue                                             $  525.0    $  447.2         17.4%
                                                                  ========    ========        =====

              Physician Summary:
              ------------------

              PPM physicians                                           801         817         (2.0)%
              Service Line physicians                                   96          68         41.2%
                                                                  --------    --------        -----
              Total physicians                                         897         885          1.4%
                                                                  ========    ========        =====

              Medical Oncology/Hematology:
              ----------------------------

              Medical oncologists                                      738         693          6.5%
              Medical oncology visits (1)                          578,708     585,686         (1.2)%
              Other oncologists                                         37          39         (5.1)%


              Radiation Oncology:
              -------------------

              Radiation oncologists                                    122         115          6.1%
              Radiation treatments per day                           2,571       2,628         (2.2)%
              Total cancer centers                                      80          76          5.3%


              Imaging/Diagnostics:
              --------------------

              Diagnostic radiologists                                    0          38          N/A

              PET installations                                          3           1          N/A
              Total PET installations                                   24          17         41.2%
              PET scans                                              6,581       4,154         58.4%

              New patients enrolled in research studies                743         874        (15.0)%

              Days sales outstanding                                    47          50         (6.0)%

              (1) Visits only include information for practices affiliated under the practice management model and do not include results of service line practices.

                                US ONCOLOGY, INC.
                                    Exhibit 2
                          Consolidated Income Statement
                      (in thousands, except per share data)
                                   (unaudited)

                                                                               Three Months Ended
                                                                                   March 31,
                                                                                   ---------
                                                                              2004           2003
                                                                              ----           ----
            Revenue                                                          $ 524,996      $ 447,210

            Operating expenses:
            Pharmaceuticals and supplies                                       309,549        246,628
            Field compensation and benefits                                     94,566         87,893
            Other field costs                                                   52,145         46,958
            General and administrative                                          12,684         15,576
            Depreciation and amortization                                       18,954         18,813
                                                                             ---------      ---------

                                                                               487,898        415,868

            Income from operations                                              37,098         31,342

            Other income (expense):
            Interest expense, net                                               (4,382)        (5,132)
                                                                             ---------      ---------

            Income before income taxes                                          32,716         26,210

            Income taxes                                                       (12,596)        (9,960)
                                                                             ---------      ---------

            Net income                                                       $  20,120      $  16,250
                                                                             =========      =========

            Net income per share - basic                                     $    0.23      $    0.17
                                                                             =========      =========
            Net income per share - diluted                                   $    0.23      $    0.17
                                                                             =========      =========

            Shares used in per share calculations - basic                       85,988         92,972

            Shares used in per share calculations - diluted                     89,276         94,632

                                US ONCOLOGY, INC.
                                    Exhibit 3
                 Condensed Consolidated Statement of Cash Flows
                                ($ in thousands)
                                   (unaudited)

                                                                                      Three Months Ended
                                                                                          March 31,
                                                                                          ---------
                                                                                    2004               2003
                                                                                    ----               ----
         Net cash provided (used) by operating activities                            $ 43,530           $ (1,123)

         Cash flows from investing activities:
         -------------------------------------
         Acquisition of property and equipment                                        (21,546)           (16,878)
                                                                                     --------           --------
         Net cash used in investing activities                                        (21,546)           (16,878)

         Cash flows from financing activities:
         -------------------------------------
         Repayment of other indebtedness                                               (7,816)            (9,536)
         Purchase of treasury shares                                                   (4,247)            (3,482)
         Proceeds from exercise of stock options                                       17,586                339
                                                                                     --------           --------
         Net cash provided (used) by financing activities                               5,523            (12,679)
                                                                                     --------           --------

         Increase (decrease) in cash and equivalents                                   27,507            (30,680)

         Cash and equivalents:
         ---------------------
         Beginning of period                                                          124,514            105,564
                                                                                     --------           --------
         End of period                                                               $152,021           $ 74,884
                                                                                     ========           ========

                                US ONCOLOGY, INC.
                                    Exhibit 4
                      Condensed Consolidated Balance Sheet
                                ($ in thousands)
                                   (unaudited)

                                                                      March 31, 2004            December 31, 2003
                                                                    ------------------        ---------------------
        ASSETS

        Current assets:
        Cash and equivalents                                            $  152,021               $   124,514
        Accounts receivable                                                317,589                   304,507
        Other receivables                                                   44,590                    47,738
        Prepaids and other current assets                                   18,498                    18,451
        Inventories                                                          2,065                     7,481
        Due from affiliates                                                 39,696                    43,629
                                                                        ----------               -----------
        Total current assets                                               574,459                   546,320

        Property and equipment, net                                        362,524                   356,125
        Service agreements, net                                            235,817                   239,108
        Deferred income taxes                                                8,915                    10,915
        Other assets                                                        22,011                    22,551
                                                                        ----------               -----------
        Total assets                                                    $1,203,726               $ 1,175,019
                                                                        ==========               ===========

        LIABILITIES AND STOCKHOLDERS' EQUITY

        Current liabilities:
        Current maturities of long-term debt                            $   74,849               $    79,748
        Accounts payable                                                   159,466                   160,628
        Due to affiliates                                                   71,985                    64,052
        Accrued compensation costs                                          19,324                    26,316
        Income taxes payable                                                30,463                    19,810
        Other accrued liabilities                                           33,539                    41,847
                                                                        ----------               -----------
        Total current liabilities                                          389,626                   392,401

        Deferred revenue                                                     6,387                     5,349
        Long-term indebtedness                                             185,495                   188,412
                                                                        ----------               -----------

        Total liabilities                                                  581,508                   586,162

        Minority interests                                                  10,391                    10,497
        Stockholders' equity                                               611,827                   578,360
                                                                        ----------               -----------

        Total liabilities and stockholders' equity                      $1,203,726               $ 1,175,019
                                                                        ==========               ===========

                                US ONCOLOGY, INC.
                                    Exhibit 5
                    Reconciliation of Selected Financial Data
                      (in thousands, except per share data)
                                   (unaudited)

                                                             Three Months Ended
                                                                 March 31,
                                                                 ---------
                                                             2004         2003
                                                             ----         ----
Net Income / EPS
----------------

Income before income taxes                                 $ 32,716     $ 26,210

Tax rate                                                       38.5%        38.0%
                                                           --------     --------

Net income                                                 $ 20,120     $ 16,250
                                                           ========     ========

Weighted average shares outstanding - diluted                89,276       94,632
                                                           ========     ========

EPS                                                        $   0.23     $   0.17
                                                           ========     ========

EBITDA / Field EBITDA
---------------------

Income before income taxes                                 $ 32,716     $ 26,210
Depreciation                                                 14,858       14,410
Amortization                                                  4,096        4,403
Interest expense, net                                         4,382        5,132
                                                           --------     --------


EBITDA                                                       56,052       50,155

General & administrative                                     12,684       15,576
Amounts retained by affiliated practices                    137,652      126,918
                                                           --------     --------

Field EBITDA                                               $206,388     $192,649
                                                           ========     ========

                       Discussion of Non-GAAP Information

     In this release, we use certain measurements of our performance that are not calculated in accordance with generally accepted accounting principles of the United States ("GAAP"). These non-GAAP measures are derived from relevant items in our GAAP financials. A reconciliation of each non-GAAP measure to our income statement is included in this report.

     Management believes that the non-GAAP measures we use are useful to investors, since they can provide investors with additional information that is not directly available in a GAAP presentation. In all events, these non-GAAP measures are not intended to be a substitute for GAAP measures, and investors are advised to review such non-GAAP measures in conjunction with GAAP information provided by us. The following is a discussion of these non-GAAP measures.

     "Net operating revenue" is our revenue, plus amounts retained by our affiliated physicians. We believe net operating revenue is useful to investors as an indicator of the overall performance of our network, since it includes the total revenue of all of our PPM practices and other business lines, without a reduction to reflect the portion retained as physician compensation. In addition, by comparing trends in net operating revenue to trends in our revenue, investors are able to assess the impact of trends in physician compensation on our overall performance.

     "Net patient revenue" is the net revenue of our affiliated practices under the PPM model for services rendered to patients by those affiliated practices and revenue from sales of pharmaceuticals directly to patients by retail pharmacies owned by us. Net patient revenue is the largest component (91.1% for the three months ended March 31, 2004) of net operating revenue. It is a useful measure because it gives investors a sense of the overall operations of our PPM network because we are responsible for billing and collecting such amounts.

     "EBITDA" is earnings before taxes, interest, depreciation and amortization. We believe EBITDA is a commonly applied measurement of financial performance. We believe EBITDA is useful to investors because it gives a measure of operational performance without taking into account items that we do not believe relate directly to operations - such as depreciation and amortization, which are typically based on predetermined asset lives, and thus not indicative of operational performance, or that are subject to variations that are not caused by operational performance - such as tax rates or interest rates. EBITDA is a key tool used by management in assessing our business performance both as a whole and with respect to individual sites or product lines.

     "Field EBITDA" is EBITDA plus physician compensation and corporate general and administrative expenses. Like net operating revenue, Field EBITDA provides an indication of our overall network operational performance, without taking into account the effect of physician compensation and corporate general and administrative expense.

     "EBITDA Margin" is EBITDA divided by net operating revenue. Like EBITDA and Field EBITDA, EBITDA margin provides an indication of our overall operational performance, without taking into account the effect of physician compensation and corporate general and administrative expense.

                              Financial Discussion

Introduction

     The following discussion should be read in conjunction with financial information appearing elsewhere in this release. In addition, see
"Forward-Looking Statements and Risk Factors" included in our Annual Report on Form 10-K for 2003 filed with the Securities and Exchange Commission (SEC).

General

     We provide comprehensive services to our network of affiliated practices, made up of more than 875 affiliated physicians in over 470 sites, with the mission of expanding access to and improving the quality of cancer care in local communities. The services we offer include:

..    Medical Oncology Services. We purchase and manage specialty oncology pharmaceuticals for our affiliated practices. Annually, we are responsible for purchasing, delivering and managing more than $1.2 billion of pharmaceuticals through a network of 45 licensed pharmacies, 145 pharmacists and 278 pharmacy technicians. Under our physician practice management arrangements, we act as the exclusive manager and administrator of all day-to-day non-medical business functions connected with our affiliated practices. As such, we are responsible for billing and collecting for medical oncology services, physician recruiting, data management, accounting, systems and capital allocation to facilitate growth in practice operations.

..    Cancer Center Services. We develop and manage comprehensive, community-based cancer centers, which integrate all aspects of outpatient cancer care, from laboratory and radiology diagnostic capabilities to chemotherapy and radiation therapy. We have developed and operate 80 integrated community-based cancer centers and manage over one million square feet of medical office space. We also have installed and manage 24 Positron Emission Tomography Systems (PET).

..    Cancer Research Services. We facilitate a broad range of cancer research and development activities throughout our network. We contract with pharmaceutical and biotechnology firms to provide a comprehensive range of services relating to clinical trials. We currently supervise 222 clinical trials, supported by our network of approximately 620 participating physicians in more than 170 research locations.

     We provide these services through two business models: the physician practice management (PPM) model, under which we provide all of the above services under a single contract with one fee based on overall performance; and the service line model, under which practices contract with the company to purchase only the pharmaceutical aspects of medical oncology services and/or cancer research services, each under a separate contract, with a separate fee methodology for each service. Most of our revenue (90.2% during the first quarter 2004) was derived under the PPM model.

Our Strategy

     Our mission is to increase access to and advance the delivery of high-quality cancer care in America. We do this by offering physicians services to enable them to provide cancer patients with a full continuum of care, including professional medical services, chemotherapy infusion, radiation oncology, diagnostic services, access to clinical trials, patient education and other services, primarily in a community setting. We aim to enhance efficiency and lower cost structures at our affiliated practices, while enabling them to continue to deliver quality patient care.

     We believe that in today's marketplace, particularly in light of recent reductions in Medicare reimbursement and continued pressures on overall reimbursement, the most successful oncology practices will be those that have a preeminent position in their local market, that are diversified beyond medical oncology and that have implemented efficient management. We believe that our services best position practices to attain these characteristics.

     We intend to continue to offer practices and physicians the opportunity to take advantage of our services through a comprehensive strategic alliance, encompassing all of the management services we offer. We also continue to offer medical oncology practices who do not wish to obtain comprehensive services our less comprehensive, lower cost "service line" option.

     During the last several years, we have worked to enhance the platform upon which we hope to build. Our model conversions and disaffiliations have stabilized our network by aligning our incentives with those of our affiliated practices, better ensuring that our economic arrangements are sustainable and eliminating the distraction of underperforming practices and assets.

Economic Models

     Most of our revenue is derived under the PPM model. Under the PPM model, we provide all of our services to a physician practice under a single management agreement under which we are appointed exclusive business manager, responsible for all of the non-clinical aspects of the physicians' practice.

     Our PPM agreements are long-term agreements (generally with initial terms of 25 to 40 years) and cannot be terminated unilaterally without cause. Physicians joining the PPM practices are required to enter into employment or non-competition agreements with the practice. Prior to 2002, we generally paid consideration to physicians in physician groups in exchange for the group's selling us operating assets and entering into such long-term contracts or joining an already affiliated group. Historically, we also have helped affiliated groups expand by recruiting individual physicians without buying assets or paying consideration for service agreements.

     We intend to continue to expand our business, both by recruiting new physicians and by affiliating with new groups. We will pay consideration for operating assets of groups and may, under some circumstances, pay other consideration.

     Under most of our PPM agreements, we are compensated under the "earnings model." Under that model, we are reimbursed for all expenses we incur in connection with managing a practice, and are paid an additional fee based upon a percentage of the practice's earnings before income taxes, subject to certain adjustments. During the first quarter of 2004, 73.9% of our revenue was derived from affiliated practices managed under agreements on the earnings model. PPM agreements accounting for 16.3% of our revenue are under the net revenue model described below. In some states, our agreements provide for a fixed management fee.

     Of our first quarter 2004 revenue, 8.2% was derived under the service line model. Under our service line agreements, fees include payment for pharmaceuticals and supplies used by the group, reimbursement for certain pharmacy related expenses and payment for the other services we provide. Rates for our services typically are based on the level of services required by the practice.

Realignment of Net Revenue Model Practices

     Under the net revenue model, our fee consists of a fixed amount, plus a percentage of net revenues, plus, if certain performance criteria are met, a performance fee. Under these agreements, once we have been reimbursed for expenses, the practice is entitled to retain a fixed portion of revenues before any additional service fee is paid to us. The effect of this priority of payments is that we bear a disproportionate share of increasing practice costs, since if there are insufficient funds to pay both our fee and the fixed amount to be retained by the practice, the entire amount of the shortfall reduces our management fee. Rapidly increasing pharmaceutical costs have increased practice revenues and thus the amounts retained by physicians. At the same time rising costs have eroded margins, leaving less available to pay our management fees.

     The net revenue model does not appropriately align our economic incentives with those of our affiliated practices, since the parties do not have similar motivation to control costs or efficiently utilize capital. For this reason, we have been seeking to convert net revenue model practices to the earnings model since the beginning of 2001. In some cases, net revenue model practices have converted instead to the service line model or disaffiliated entirely. Of our 2000 revenue, 56.3% was derived from net revenue model practices, while only 16.3% of our first quarter 2004 revenue was derived from practices under the net revenue model as of March 31, 2004. We no longer enter into new affiliations under the net revenue model.

     Conversions and disaffiliations have helped to stabilize our operating platform. The percentage of Field EBITDA that we retained as management fees (not including reimbursement for practice expenses) declined from 42% in 1999 to 38% in 2000 and 35% in 2001. With the implementation of our realignment strategy, the percentage of Field EBITDA has been steady, at 34% in both 2003 and 2004. For the three months ended March 31, 2004 the percentage of Field EBITDA was 33%.

     Since announcing our initiative to convert practices away from the net revenue model in November 2000, we have recorded charges of $251.3 million relating to impairment of net revenue model practices resulting either from termination of those agreements or the determination that their carrying values were not recoverable. As of March 31, 2004, only one net revenue model service agreement, with a carrying value of $22.2 million, was reflected on our balance sheet.

Forward-looking Statements and Risk Factors

     The following statements are or may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995: (i) certain statements, including possible or assumed future results of operations contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations," (ii) any statements contained herein regarding the prospects for any of our business or services and our development activities relating to the service line model, cancer centers and PET installations; (iii) any statements preceded by, followed by or that include the words "believes", "expects", "anticipates", "intends", "estimates", "plans" or similar expressions; and (iv) other statements contained herein regarding matters that are not historical facts.

     Our business and results of operations are subject to risks and uncertainties, many of which are beyond our ability to control or predict. Because of these risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements, and investors are cautioned not to place undue reliance on such statements, which speak only as of the date thereof.

     The merger transaction discussed above is subject to numerous risks and uncertainties, including the possibility that the merger may not occur due to the failure of the parties to satisfy the conditions in the merger agreement, such as the inability of Holdings to obtain financing, our failure to obtain stockholder approval or the occurrence of events that would have a material adverse effect on us as described in the merger agreement.

     Additional risks and uncertainties relating to our operations include recent legislation relating to prescription drug reimbursement under Medicare, including the way in which such legislation is implemented with respect to modifications in practice expense reimbursement, calculation of average sales price, implementation of third-party vendor programs and other matters, the impact of the recent legislation on other aspects of our business (such as private payor reimbursement, our ability to obtain favorable pharmaceutical pricing, the ability of practices to continue offering chemotherapy services to Medicare patients or maintaining existing practice sites, physician response to the legislation, including with respect to retirement or choice of practice setting, development activities, and the possibility of additional impairments of assets, including management services agreements), reimbursement for pharmaceutical products generally, our ability to maintain good relationships with existing practices, expansion into new markets and development of existing markets, our ability to complete cancer centers and PET facilities currently in development, our ability to recover the costs of our investments in cancer centers, our ability to complete negotiations and enter into agreements with practices currently negotiating with us, reimbursement for health-care services, continued efforts by payors to lower their costs, government regulation and enforcement, continued relationships with pharmaceutical companies and other vendors, changes in cancer therapy or the manner in which care is delivered, drug utilization, increases in the cost of providing cancer treatment services and the operations of our affiliated physician practices. Please refer to our filings with the SEC, including our Annual Report on Form 10-K for 2003, as amended, for a more extensive discussion of factors that could cause actual results to differ materially from our expectations.

     The cautionary statements contained or referred to herein should be considered in connection with any written or oral forward-looking statements that may be issued by us or persons acting on our behalf. We do not undertake any obligation to release any revisions to or to update publicly any forward-looking statements to reflect events or circumstances after the date thereof or to reflect the occurrence of unanticipated events.

Critical Accounting Policies and Estimates

     Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States (GAAP). The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate these estimates, including those related to service agreements, accounts receivable, intangible assets, income taxes, and contingencies and litigation. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. These estimates form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.

     Actual results may differ from those estimates under different assumptions or conditions. In addition, as circumstances change, we may revise the basis of our estimates accordingly. For example, in the past we have recorded charges to reflect revisions in our valuations of accounts receivable as a result of actual collections patterns or a sale of accounts receivable. We maintain decentralized billing systems and continue to upgrade and modify those systems. We take this into account as we continue to evaluate receivables and record appropriate reserves, based upon the risks of collection inherent in such a structure. In the event subsequent collections are higher or lower than our estimates, results of operations in subsequent periods could be either positively or negatively impacted as a result of such prior estimates. This risk is particularly relevant for periods in which there is a significant shift in reimbursement from large payors, such as the recent changes in Medicare reimbursement.

     Please refer to the "Critical Accounting Policies" section of our Annual Report on Form 10-K for the year ended December 31, 2003 for a discussion of our critical accounting policies. Management believes such critical accounting policies affect its more significant judgments and estimates used in the preparation of our consolidated condensed financial statements. These critical accounting policies include our policy of non-consolidation of the results of affiliated practices, revenue recognition (including calculation of physician compensation), general estimates of accruals, including accruals relating to accounts receivable, and intangible asset amortization and impairment.

Recent Pronouncements

     In January 2003, the Financial Accounting Standards Board ("FASB") issued Interpretation No. 46 (FIN 46), Consolidation of Variable Interest Entities. It requires that the assets, liabilities and results of the activity of variable interest entities be consolidated into the financial statements for the company that has controlling financial interest. It also provides the framework for determining whether a variable interest entity should be consolidated based on voting interest or significant financial support provided to it. Additionally, in December 2003, the FASB released a revised version of FIN 46 (FIN 46R) clarifying certain aspects of FIN 46 and providing certain entities with exemptions from the requirements of FIN 46. The adoption of FIN 46R in January 2004 had no impact on the Company's financial position, results of operations or cash flows for the three months ended March 31, 2004.

     From time to time, the FASB, the SEC and other regulatory bodies seek to change accounting rules, including rules applicable to our business and financial statements. We cannot assure you that future changes in accounting rules would not require us to make restatements.

Discussion of Non-GAAP Information

     In this report, we use certain measurements of our performance that are not calculated in accordance with GAAP. These non-GAAP measures are derived from relevant items in our GAAP financials. A reconciliation of each non-GAAP measure to our income statement is included in this report.

     Management believes that the non-GAAP measures we use are useful to investors, since they can provide investors with additional information that is not directly available in a GAAP presentation. In all events, these non-GAAP measures are not intended to be a substitute for GAAP measures, and investors are advised to review such non-GAAP measures in conjunction with GAAP information provided by us. The following is a discussion of these non-GAAP measures.

     "Net operating revenue" is our revenue, plus amounts retained by our affiliated physicians. We believe net operating revenue is useful to investors as an indicator of the overall performance of our network, since it includes the total revenue of all of our PPM practices and other business lines, without a reduction to reflect the portion retained as physician compensation. In addition, by comparing trends in net operating revenue to trends in our revenue, investors are able to assess the impact of trends in physician compensation on our overall performance.

     "Net patient revenue" is the net revenue of our affiliated practices under the PPM model for services rendered to patients by those affiliated practices and revenue from sales of pharmaceuticals directly to patients by retail pharmacies owned by us. Net patient revenue is the largest component (91.1% for the three months ended March 31, 2004) of net operating revenue. It is a useful measure because it gives investors a sense of the overall operations of our PPM network and the amounts for which we are responsible for billing and collecting.

     "EBITDA" is earnings before taxes, interest, depreciation and amortization. We believe EBITDA is a commonly applied measurement of financial performance. We believe EBITDA is useful to investors because it gives a measure of operational performance without taking into account items that we do not believe relate directly to operations - such as depreciation and amortization, which are typically based on predetermined asset lives, and thus not indicative of operational performance, or that are subject to variations that are not caused by operational performance - such as tax rates or interest rates. EBITDA is a key tool used by management in assessing our business performance both as a whole and with respect to individual sites or product lines.

     "Field EBITDA" is EBITDA plus physician compensation and corporate general and administrative expenses. Like net operating revenue, Field EBITDA provides an indication of our overall network operational performance, without taking into account the effect of physician compensation and corporate general and administrative expense.

     "EBITDA Margin" is EBITDA divided by net operating revenue. Like EBITDA and Field EBITDA, EBITDA margin provides an indication of our overall operational performance, without taking into account the effect of physician compensation and corporate general and administrative expense.

Results of Operations

     The company was affiliated (including under the service line) with the following number of physicians, by specialty:

                                                             March 31,
                                                     -------------------------
                                                         2004         2003
                                                       --------     --------
         Medical oncologists/hematologists .........        738          693
         Radiation oncologists .....................        122          115
         Other oncologists .........................         37           39
                                                       --------     --------
            Total oncologists/hematologists ........        897          847
         Diagnostic radiologists ...................          -           38
                                                       --------     --------
            Total physicians .......................        897          885
                                                       ========     ========

     The following table sets forth the sources for growth in the number of physicians affiliated with the company:

                                                        Three Months Ended
                                                             March 31,
                                                     -------------------------
                                                         2004         2003
                                                       --------     --------
       Affiliated physicians, beginning of period ..       897          884
       Physician practice affiliations .............         3           13
       Recruited physicians ........................        13            9
       Physician practice separations ..............       (13)         (10)
       Retiring/Other ..............................        (3)         (11)
                                                       -------      -------
       Affiliated physicians, end of period ........       897          885
                                                       =======      =======

     The following table sets forth the number of cancer centers and PET units managed by the company:

                                                        Three Months Ended
                                                             March 31,
                                                     -------------------------
                                                         2004         2003
                                                       --------     --------
        Cancer Centers, beginning of period .......         78           79
        Cancer Centers opened .....................          3            -
        Cancer Centers closed .....................         (1)           -
        Cancer Centers disaffiliated ..............          -           (3)
                                                       -------      -------
        Cancer Centers, end of period .............         80           76
                                                       =======      =======

        PET Systems ...............................         24           17
                                                       =======      =======

     The following table sets forth the key operating statistics as a measure of the volume of services provided by our PPM practices:

                                                                 Three Months Ended
                                                                      March 31,
                                                             --------------------------
                                                                  2004         2003
                                                                 -----        -----
          Medical oncology visits /(1)/ ....................    578,708      585,686
          Radiation treatments .............................    164,557      165,542
          PET scans ........................................      6,581        4,154
          CT scans .........................................     23,082       16,090
          New patients enrolled in research studies ........        743          874

     (1) Medical oncology visits include consults by medical oncologists under our PPM model only and do not include service line results.

     The following table sets forth the percentages of revenue represented by certain items reflected in the Company's Condensed Consolidated Statement of Operations and Comprehensive Income. The following information should be read in conjunction with our unaudited condensed consolidated financial statements and notes thereto included elsewhere herein.

                                                                 Three Months Ended
                                                                      March 31,
                                                             --------------------------
                                                                  2004         2003
                                                                 -----        -----
          Revenue ..........................................      100.0%       100.0%
          Operating expenses:
             Pharmaceuticals and supplies ..................       59.0         55.1
             Field compensation and benefits ...............       18.0         19.7
             Other field costs .............................        9.9         10.5
             General and administrative ....................        2.4          3.5
             Depreciation and amortization .................        3.6          4.2
                                                                -------      -------
          Income from operations ...........................        7.1          7.0
          Interest expense, net ............................       (0.9)        (1.2)
                                                                --------     --------
          Income before income taxes .......................        6.2          5.8
          Income tax provision .............................       (2.4)        (2.2)
                                                                --------     -------
          Net income .......................................        3.8%         3.6%
                                                                =======      =======

Net Operating Revenue. Net operating revenue includes two components - net patient revenue and our other revenue:

     The following table shows the components of our net operating revenue for the three months ended March 31, 2004 and 2003 (in thousands):

                                                                 Three Months Ended
                                                                      March 31,
                                                             --------------------------
                                                                  2004         2003
                                                                 -----        -----
          Net patient revenue ..........................    $  603,426    $  541,142
          Other revenue ................................        59,222        32,986
                                                            ----------    ----------
          Net operating revenue ........................    $  662,648    $  574,128
                                                            ==========    ==========

     Net Patient Revenue. Under our PPM model, we are responsible for billing and collecting all practice revenues. We disclose "net patient revenue" to give you a sense of the size and operating trends of the business which we manage. Net patient revenue comprises all of the revenues for which we bill and collect for affiliated practices under the PPM model. We collect all of the receivables, control cash management functions and are responsible for paying all expenses at our PPM practices.

     We retain all the amounts we collect in respect of practice receivables. On a monthly basis, we calculate what portion of revenues our practices are entitled to retain by subtracting our accrued fees and accrued practice expenses from accrued revenues. We pay practices this remainder in cash, which they use primarily for physician compensation. These amounts we remit to physician groups are excluded from our revenue, since they are not part of our fees. By paying physicians on a cash basis for accrued amounts, we finance their working capital.

     Net patient revenue is recorded when services are rendered based on established or negotiated charges reduced by contractual adjustments and allowances for doubtful accounts. Differences between estimated contractual adjustments and final settlements are reported in the period when final settlements are determined.

Other Revenue. Our other revenues are primarily derived in three areas:

  . Service line fees. In the medical oncology services area under our service line agreements, we bill practices on a monthly basis for services rendered. These revenues include payment from the practices for all of the pharmaceutical agents used by the practice for which we are obligated to pay the pharmaceutical manufacturers, and a service fee for the pharmacy related services we provide.

  . GPO and data fees. We receive fees from pharmaceutical companies for acting as a group purchasing organization (GPO) for our affiliated practices, as well as for providing informational and other services to pharmaceutical companies. GPO fees are typically based upon the volume of drugs purchased by the practices. Fees for other services include amounts paid for data we collect and compile.

  . Research fees. We receive fees for research services from pharmaceutical and biotechnology companies. These fees are separately negotiated for each study and typically include some management fee, as well as per patient accrual fees and fees for achieving various study milestones.

     Net patient revenue is recorded when services are rendered based on established or negotiated charges reduced by contractual adjustments and allowances for doubtful accounts. Differences between estimated contractual adjustments and final settlements are reported in the period when final settlements are determined. Net operating revenue is reduced by amounts retained by the practices under our services agreement to arrive at the amount we report as revenue in our financial statements.

     Net operating revenue increased from $574.1 million in the first quarter of 2003 to $662.6 million in the first quarter of 2004, an increase of $88.5 million, or 15.4%. Same practice net operating revenue (which excludes the results of practices with which we disaffiliated since January 1, 2003) increased from $561.2 million for the first quarter of 2003 to $662.3 million for the quarter of 2004, an increase of $101.1 million, or 18.0%. Revenue growth was attributable to increases in medical oncology revenue and cancer center revenue.

     Other revenue increased from $33.0 million in the first quarter of 2003 to $59.2 million in the first quarter of 2004, an increase of $26.2 million, or 79%. This increase was attributable to $27.1 million of operating revenue under the service line agreements, as well as an increase in group purchasing organization revenues, offset by a decline in research revenues.

     The following table shows our net operating revenue by segment for the three months ended March 31, 2004 and 2003 (in thousands):

                                                                 Three Months Ended
                                                                      March 31,
                                                             --------------------------
                                                                  2004         2003
                                                                 -----        -----
          Medical oncology services ......................   $ 562,704     $ 480,668
          Cancer center services .........................      87,836        79,292
          Other services .................................      12,108        14,168
                                                             ---------     ---------
                                                             $ 662,648     $ 574,128
                                                             =========     =========

     Medical oncology services net operating revenue increased from $480.7 million in the first quarter of 2003 to $562.7 million for the first quarter of 2004, an increase of $82.0 million or 17.1%. $27.1 million of such increase is attributed to growth in the service line model, including $7.8 million attributable to new markets, $8.2 million attributable to a conversion from the PPM model during the second quarter of 2003 and $11.1 million attributable to growth in the service line business existing during the first quarter of 2003. The remainder of the growth in medical oncology services revenue is attributable to increased fees for drug administration and use of more expensive chemotherapy agents and additional supportive care drugs. Growth of medical oncology services revenue during the first quarter of 2004 was partially offset by a 1.2% decline in medical oncology visits compared to the same period during 2003, as a result of PPM practice disaffiliations and conversions to the service line model. Service line model visits are not included in our patient volume statistics.

     Cancer center services net operating revenue increased from $79.3 million in the first quarter of 2003 to $87.8 million for the first quarter of 2004, an increase of $8.5 million, or 10.8%. This increase is attributable to the addition of IMRT, an increase in radiology revenue from CT and PET scans and additional cancer centers. PET scans increased from 4,154 in the first quarter of 2003 to 6,581 in the first quarter of 2004, an increase of 58.4%. This growth was attributable to an increase in same-facility PET scans per day of 20.6% and the addition of 8 PET systems during 2003 and the first quarter of 2004. Radiation treatments decreased slightly from 165,542 in the first quarter of 2003 to 164,557 in the first quarter of 2004, or 0.6%. Same practice radiation treatments increased from 156,827 in the first quarter of 2003 to 158,102 in the first quarter of 2004, or 0.8%. In addition, since the first quarter of 2003 we have added a net total of 4 cancer centers (taking into account closures and disaffiliations). We currently have 11 cancer centers and 4 PET systems in various stages of development.

     Other services net operating revenue decreased from $14.2 million in the first quarter of 2003 to $12.1 million for the first quarter of 2004, a decrease of $2.1 million, or 14.5%. The decrease is attributable to a decrease in research revenue. Patients enrolled in research trials decreased from 874 in the first quarter of 2003 to 743 in the first quarter of 2004.

     Revenue. Our revenue is net operating revenue less the amount of net operating revenue retained by our affiliated physician practices under PPM service agreements.

     The following presents the amounts included in determination of our revenue (in thousands):

                                                        Three Months Ended
                                                            March 31,
                                                   ---------------------------
                                                      2004             2003
                                                   ----------       ----------
Net operating revenue ...........................  $ 662,648         $574,128
Amounts retained by affiliated practices ........   (137,652)        (126,918)
                                                   ---------        ---------
    Revenue .....................................  $ 524,996        $ 447,210
                                                   =========        =========

     Amounts retained by practices increased from $126.9 million in the first quarter of 2003 to $137.7 million in the first quarter of 2004, an increase of $10.7 million, or 8.5%. Such increase in amounts retained by practices is directly attributable to the growth in net patient revenue combined with the increase in profitability of affiliated practices. Amounts retained by affiliated practices as a percentage of net operating revenue decreased from 22.1% to 20.8% for the first quarters of 2003 and 2004, respectively, primarily as a result of increases in service line model revenues. Under the service line model, net operating revenue does not include amounts retained by practices.

     Revenue increased from $447.2 million for the first quarter of 2003 to $525.0 million for the first quarter of 2004, an increase of $77.8 million, or 17.4%. Revenue growth was caused by increases in net operating revenues.

     The following table shows our revenue by segment for the three months ended March 31, 2004 and 2003 (in thousands):

                                                        Three Months Ended
                                                            March 31,
                                                 -------------------------------
                                                    2004                 2003
                                                 ----------           ----------

           Medical oncology services ..........  $ 450,928            $ 379,824
           Cancer center services .............     61,064               54,305
           Other services .....................     13,004               13,081
                                                 ---------            ---------
                                                 $ 524,996            $ 447,210
                                                 =========            =========

     Medicare and Medicaid are the practices' largest payors. For the three months ended March 31, 2004 and 2003, the affiliated practices derived approximately 42% and 41% respectively, of their net patient revenue from services provided under the Medicare program and approximately 3% and 2% respectively, of their net patient revenue from services provided under the state Medicaid programs. Capitation revenues were less than 1% of total net patient revenue in 2004 and 2003. Changes in the payor reimbursement rates, particularly Medicare and Medicaid due to its concentration, or affiliated practices' payor mix can materially and adversely affect the Company's revenues.

     Pharmaceuticals and Supplies. Pharmaceuticals and supplies expense, which includes drugs, medications and other supplies used by the practices, increased from $246.6 million in the first quarter of 2003 to $309.5 million in the same period of 2004, an increase of $62.9 million, or 25.5%. As a percentage of revenue, pharmaceuticals and supplies increased from 55.1% in the first quarter of 2003 to 59.0% in the same period in 2004, primarily because of an increase in our service line business and an increase in pharmaceutical revenue as a percentage of total revenue.

     Field Compensation and Benefits. Field compensation and benefits, which includes salaries and wages of our field-level employees and the practices' employees (other than physicians), increased from $87.9 million in the first quarter of 2003 to $94.6 million in the first quarter of 2004, an increase of $6.7 million, or 7.6%. As a percentage of revenue, field compensation and benefits decreased from 19.7% in the first quarter of 2003 to 18.0% in the first quarter of 2004. The decrease as a percentage of revenue is primarily attributable to economies of scale resulting from the increase in pharmaceutical revenues and diagnostic and radiation revenue.

     Other Field Costs. Other field costs, which consist of rent, utilities, repairs and maintenance, insurance and other direct field costs, increased from $47.0 million in the first quarter of 2003 to $52.1 million in the first quarter of 2004, an increase of $5.2 million, or 11.0%. As a percentage of revenue, other field costs decreased from 10.5% in the first quarter of 2003 to 9.9% in the first quarter of 2004 as a result of growth in pharmaceutical, diagnostic and radiation revenue.

     General and Administrative. General and administrative expenses decreased from $15.6 million in the first quarter of 2003 to $12.7 million in the first quarter of 2004, a decrease of $2.9 million, or 18.6% due to reductions in personnel and other costs during 2003, as well as expenses for strategic planning and lobbying costs incurred during the first quarter of 2003. As a percentage of revenue, general and administrative costs decreased from 3.5% in the first quarter 2003 to 2.4% in the first quarter 2004.

     Overall, we experienced a decline in operating margins with earnings before taxes, interest, depreciation and amortization, EBITDA, as a percentage of revenue, decreasing from 11.2% in the first quarter of 2003 to 10.7% in the first quarter of 2004.

     The following is the EBITDA of our operations by operating segment for the three months ended March 31, 2004 and 2003 (in thousands):

Three Months Ended March 31, 2004:

                                          Medical         Cancer                  Unallocated
                                          Oncology        Center                   Corporate
                                          Services       Services      Other        Expenses       Total
                                         ---------      ---------    ---------    -----------   -----------
Net operating revenue .................  $ 562,704      $  87,836    $  12,108    $        --   $  662,648
Amounts retained by affiliated
  practices ...........................  (111,776)        (26,772)         896             --     (137,652)
                                         ---------      ---------    ---------    -----------   ----------
Revenue ...............................    450,928         61,064       13,004             --      524,996
Operating expenses ....................   (403,729)       (47,750)     (12,897)       (23,522)    (487,898)
                                         ---------      ---------    ---------    -----------   ----------
Income (loss) from operations .........     47,199         13,314          107        (23,522)      37,098
Depreciation and amortization .........         10          7,865          241         10,838       18,954
                                         ---------      ---------    ---------    -----------   ----------
EBITDA ................................  $  47,209      $  21,179    $     348    $   (12,684)  $   56,052
                                         =========      =========    =========    ===========   ==========

Three Months Ended March 31, 2003:

                                          Medical         Cancer                  Unallocated
                                          Oncology        Center                   Corporate
                                          Services       Services      Other        Expenses       Total
                                         ---------      ---------    ---------    -----------   -----------
Net operating revenue .................  $ 480,668      $  79,292    $  14,168    $       --    $  574,128
Amounts retained by affiliated
  practices ...........................   (100,844)       (24,987)      (1,087)           --      (126,918)
                                         ---------      ---------    ---------    ----------    ----------
Revenue ...............................    379,824         54,305       13,081            --       447,210
Operating expenses ....................   (332,728)       (42,782)     (12,033)      (28,324)     (415,868)
                                         ---------      ---------    ---------    ----------    ----------
Income (loss) from operations .........     47,096         11,523        1,048       (28,324)       31,342
Depreciation and amortization .........         20          5,836          209        12,748        18,813
                                         ---------      ---------    ---------    ----------    ----------
EBITDA ................................  $  47,116      $  17,359    $   1,257    $  (15,576)   $   50,155
                                         =========      =========    =========    ==========    ==========

     Medical oncology services EBITDA margin decreased from 9.8% in the first quarter of 2003 to 8.4% in the first quarter of 2004. This decrease is attributable to an increase in lower margin pharmaceuticals and increase in service line revenues.

     Cancer center services EBITDA margin increased from 21.9% in the first quarter of 2003 to 24.1% in the first quarter of 2004. This increase is attributable to exiting from unprofitable sites, investment in technology such as intensity modulated radiation therapy (IMRT), CT and PET, and growth in same practice treatments.

     Interest. Net interest expense decreased from $5.1 million in the first quarter of 2003 to $4.4 million in the first quarter of 2004, a decrease of $0.8 million, or 14.6%, because of a reduction in outstanding indebtedness. As a percentage of revenue, net interest expense decreased from 1.2% for the first quarter of 2003 to 0.9% for the first quarter of 2004.

     Income Taxes. We recognized an effective tax rate of 38.5% for the first quarter of 2004 and 38.0% for the first quarter of 2003.

     Net Income. Net income increased from $16.3 million, or $0.17 per diluted share, in the first quarter of 2003 to $20.1 million, or $0.23 per share, in the first quarter 2004, an increase of $3.9 million or 23.8%. Net income as a percentage of revenue increased from 3.6% in the first quarter of 2003 to 3.8% in the first quarter of 2004.

Liquidity and Capital Resources

     As of March 31, 2004, we had net working capital of $184.8 million, including cash and cash equivalents of $152.0 million. We had current liabilities of $389.6 million, including $74.8 million in current maturities of long-term debt, and $185.5 million of long-term indebtedness. During the first quarter of 2004, we provided $43.5 million in net operating cash flow, invested $21.5 million, and provided cash from financing activities in the amount of $5.5 million. As of April 26, 2004, we had cash and cash equivalents of approximately $183.0 million.

Cash Flows from Operating Activities

     During the first quarter of 2004, we provided $43.5 million in cash flows from operating activities as compared to using $1.1 million in the comparable prior year period. The increase in cash flow is primarily due to advance purchases of certain pharmaceutical products paid for during 2003, and timing of certain working capital payments.

Cash Flows from Investing Activities

     During the first quarter of 2004 and 2003, we had $21.5 million and $16.9 million in capital expenditures, including $19.4 million and $13.1 million on the development and construction of cancer centers, respectively. Maintenance capital expenditures were $2.1 million and $3.8 million in the first quarters of 2004 and 2003, respectively. For all of 2004, we anticipate expending a total of approximately $30-$35 million on maintenance capital expenditures and approximately $55-$60 million on development of new cancer centers and PET installations, which may be acquired pursuant to operating leases or purchased.

Cash Flows from Financing Activities

     During the first quarter of 2004, we provided cash from financing activities of $5.5 million as compared to cash used of $12.7 million in the first quarter of 2003.

     On February 1, 2002, we entered into a five-year $100 million syndicated revolving credit facility and terminated our existing syndicated revolving credit facility. Proceeds under that credit facility may be used to finance the development of cancer centers and new PET systems, to provide working capital or for other general business purposes. No amounts have been borrowed under that facility. Our credit facility bears interest at a variable rate that floats with a referenced interest rate. Therefore, to the extent we have amounts outstanding under the credit facility in the future, we would be exposed to interest rate risk under our revolving credit facility.

     On February 1, 2002, we issued $175 million in 9.625% Senior Subordinated Notes due 2012 to various institutional investors in a private offering under Rule 144A under the Securities Act of 1933. The notes were subsequently exchanged for substantially identical notes in an offering registered under the Securities Act of 1933. The notes are unsecured, bear interest at 9.625% annually and mature in February

2012. Payments under those notes are subordinated in substantially all respects to payments under our revolving credit facility and certain other debt.

     We entered into a leasing facility in December 1997, which we have used to finance the acquisition and development of cancer centers. Since December 31, 2002, the lease has been classified as indebtedness on our financial statements since we have guaranteed 100% of the residual value of the properties in the lease since that date. As of March 31, 2004, we had $67.3 million outstanding under the facility and no further amounts are available under that facility. The annual cost of the lease is approximately $2.9 million, based on interest rates in effect as of March 31, 2004. The lease matures in June 2004. We anticipate refinancing substantially all of our indebtedness in connection with the merger transaction described above. We intend to extend the maturity of the lease to allow such a refinancing in the event the merger transaction does not close prior to its maturity. In the event the merger is not consummated or if we do not extend the term, we would pay the lease in full at its maturity and anticipate having sufficient cash available to make such payment.

     Because the lease payment floats with a referenced interest rate, we are also exposed to interest rate risk under the leasing facility. An increase of one percent in the referenced rate would result in an increase in lease payments of approximately $0.7 million annually.

     Borrowings under the revolving credit facility and advances under the leasing facility bear interest at a rate equal to a rate based on prime rate or the London Interbank Offered Rate, based on a defined formula. The revolving credit facility, leasing facility and Senior Subordinated Notes contain affirmative and negative covenants, including the maintenance of certain financial ratios, restrictions on sales, leases or other dispositions of property, restrictions on other indebtedness and prohibitions on the payment of dividends. Events of default under our revolving credit facility, leasing facility and Senior Subordinated Notes include cross-defaults to all material indebtedness, including each of those financings. Substantially all of our assets, including certain real property, are pledged as security under the revolving credit facility and the guarantee obligations of our leasing facility.

     We are currently in compliance with covenants under our leasing facility, revolving credit facility and Senior Subordinated Notes, with no borrowings currently outstanding under the revolving credit facility. We have relied primarily on cash flows from our operations to fund working capital and capital expenditures for our fixed assets.

     We currently expect that our principal use of funds in the near future will be in connection with the purchase of medical equipment, investment in information systems and the acquisition or lease of real estate for the development of integrated cancer centers and PET centers. It is likely that our capital needs in the next several years will exceed the cash generated from operations. Thus, we may incur additional debt or issue additional debt or equity securities from time to time. Capital available for health care companies, whether raised through the issuance of debt or equity securities, is quite limited. As a result, we may be unable to obtain sufficient financing on terms satisfactory to management or at all.

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